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                                                               EXHIBIT 23.1 (ii)





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of PETsMART, Inc. on Form S-8 of our report dated March 17, 1995 (June 21, 1995 as to Note 11)(which expresses an unqualified opinion and includes an explanatory paragraph regarding a certain complaint) relating to the consolidated financial statements of Petstuff, Inc. and subsidiaries as of January 29, 1995 and for each of the two years in the period ended January 29, 1995 appearing in the Annual Report on Form 10-K of PETsMART, Inc. for the fiscal year ended January 28, 1996 and the Current Report on Form 8K/A of PETsMART, Inc. dated January 30, 1996.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP


Atlanta, Georgia
November 1, 1996